Exhibit 4.8

(English Translation)

Supplement Agreement to Technical and Consulting Service Agreement

This agreement (hereinafter “Agreement”) is entered into on January 27, 2014 by the two parties as follows:

Party A:          Beijing Qian Cheng Si Jin Advertising Co., Ltd., a limited liability company legally established and validly existing under the laws of the People’s Republic of China with registered address at the Yu Jia Wu Hui Zhu Xiang People Government Office, Tongzhou District, Beijing, People’s Republic of China.

Party B:          Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd., a wholly owned foreign enterprise legally established and validly existing under the laws of the People’s Republic of China with registered address at Room 5, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China.

(In this contract, each party is referred to as “Party” and collectively as the “Parties”.)

Whereas:

(1)                   The Parties entered into the Technical and Consulting Service Agreement on May 3, 2004 (hereinafter “Original Agreement”).

(2)                   The Parties wish to make supplement provisions in the Original Agreement.

Therefore, the Parties hereby enter into this Agreement and shall fulfill its provisions.

1.                        Term Extension of Original Agreement

According to Article 5 of the Original Agreement, the Parties hereby agree to extend the original term of the Original Agreement by twenty years. The term of the Original Agreement shall be May 3, 2004 to May 2, 2034.

In addition, the Parties hereby agree that upon the expiration of the extended term of the Original Agreement, the Original Agreement will be automatically extended by another ten years if neither Party serves written notice to the other Party to end the Original Agreement.

2.                        Update to Contact Details

The Parties agree that under Article 8 regarding notice, the mailing address and contact person should be updated as follows:

Party A	Beijing Qian Cheng Si Jin Advertising Co., Ltd.
Address: Yu Jia Wu Hui Zhu Xiang People Government Office, Tongzhou District, Beijing, People’s Republic of China
Attention: WANG Tao
Telephone: 86-10-58273388

Party B	Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.
Address: Room 5, 7/F, Tower B, Global Trade Center, No. 36 North Third Ring East Road, Dongcheng District, Beijing, People’s Republic of China
Attention: Rick YAN
Telephone: 86-21-61601888

3.                        Supplement

(1)                   Without the written signature of authorized representatives of the Parties in this Agreement, this Agreement may not be amended, modified, supplemented or terminated.

(2)                   For the provisions of the Original Agreement amended and supplemented in this Agreement, this Agreement shall prevail. For the provisions of the Original Agreement not amended or supplemented by this Agreement, the Original Agreement shall prevail.

(3)                   Article 9 of the Original Agreement regarding applicable law and dispute resolution shall apply to this Agreement.

(No text below, signature page follows)

(No text below, signature page of Supplement Agreement to Technical and Consulting Service Agreement)

Party A: Beijing Qian Cheng Si Jin Advertising Co., Ltd.

Signature of Authorized Representative:	/s/ WANG Tao
[Company Seal of Beijing Qian Cheng Si Jin Advertising Co., Ltd.]

Name:	WANG Tao

Title:

Party B: Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Rick YAN
[Company Seal of Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.]

Name: Rick YAN

Title: